CEL-SCI CORPORATION
                                8229 Boone Blvd.
                                    Suite 802
                             Vienna, Virginia 22l82
                                 (703) 506-9460

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD May 30, 2017

To the Shareholders:

     Notice is hereby given that the annual meeting of the shareholders of CEL-SCI Corporation ("CEL-SCI") will be held at 4820-C Seton Drive, Baltimore, MD 21215, on May 30, 2017 at 10:30 a.m. local time, for the following purposes:

     (1) to elect the directors who shall constitute CEL-SCI's Board of Directors for the ensuing year;

     (2) to approve the adoption of CEL-SCI's 2017 Non-Qualified Stock Option Plan which provides that up to 20,000,000 shares of common stock may be issued upon the exercise of options granted pursuant to the Plan;

     (3) to approve the adoption of CEL-SCI's 2017 Stock Bonus Plan which provides that up to 4,000,000 shares of common stock may be issued to persons granted stock bonuses pursuant to the Plan;

     (4) subject to the determination of CEL-SCI's directors that a reverse split would be in the best interest of CEL-SCI's shareholders, to approve a reverse split of CEL-SCI's common stock. A condition of the reverse stock split is that the ratio of the reverse split will be determined by CEL-SCI's Board of Directors, provided that, in any case, the reverse split ratio will not be greater than 1 for 25. The Board of Directors may elect not to proceed with a stock split without further action by the shareholders;

     (5) to approve, on a non-binding advisory basis, the compensation of CEL-SCI's executive officers;

     (6) to approve, on a non-binding advisory basis, the frequency of the advisory vote regarding the compensation of CEL-SCI's executive officers;

     (7) to ratify the appointment of BDO USA, LLP as CEL-SCI's independent registered public accounting firm for the fiscal year ending September 30, 2017; and

     to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     April 5, 2017 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Shareholders are entitled to one vote for each share held. As of April 5, 2017, there were ___________ outstanding shares of CEL-SCI's common stock.

                                 CEL-SCI CORPORATION

___________, 2017                Geert R. Kersten, Chief Executive Officer


The Board of Directors solicits the enclosed proxy. Your vote is important no matter how large or small your holdings. To assure your representation at the meeting, please vote promptly.

Important   Notice  Regarding  the  Availability  of  Proxy  Materials  for  the
Shareholder Meeting to be held on May 30, 2017. This Proxy Statement is available at: www.irdirect.net/CVM/sec_filings/

            If you need additional copies of this Proxy Statement or
                  the enclosed proxy card, or if you have other questions about the proposals or how to vote your shares, you may contact our proxy solicitor:

                                 ADVANTAGE PROXY
             (877) 870-8565 (toll free) or (206) 870-8565 (collect)
                    Or by email at: ksmith@advantageproxy.com


      PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ATTACHED PROXY CARD,
       AND SIGN, DATE AND RETURN THE PROXY CARD, OR VOTE VIA THE INTERNET
                                 OR BY TELEPHONE

                    TO SAVE THE COST OF FURTHER SOLICITATION,
                              PLEASE VOTE PROMPTLY





















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                               CEL-SCI CORPORATION
                                8229 Boone Blvd.
                                    Suite 802
                             Vienna, Virginia 22l82
                                 (703) 506-9460

                                 PROXY STATEMENT


     The accompanying proxy is solicited by CEL-SCI's directors for voting at the annual meeting of shareholders to be held on May 30, 2017, and at any and all adjournments of such meeting. If the proxy is executed and returned, it will be voted at the meeting in accordance with any instructions, and if no specification is made, the proxy will be voted for the proposals set forth in the accompanying notice of the annual meeting of shareholders. Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to CEL-SCI at the address shown above or in person at the time of the meeting. Additionally, any later dated proxy will revoke a previous proxy from the same shareholder. This proxy statement was posted on the CEL-SCI's website on or about April 17, 2017.

     There is one class of capital stock outstanding. Provided a quorum consisting of one-third of the shares entitled to vote is present at the meeting, the affirmative vote of a majority of the shares of common stock voting in person or represented by proxy is required to elect directors. Cumulative voting in the election of directors is not permitted. The other proposals to come before the meeting will be adopted if votes cast in favor of the proposal exceed the votes cast against the proposal.

     Shares of CEL-SCI's common stock represented by properly executed proxies that reflect abstentions or "broker non-votes" will be counted as present for purposes of determining the presence of a quorum at the annual meeting. "Broker non-votes" represent shares held by brokerage firms in "street-name" with respect to which the broker has not received instructions from the customer or otherwise does not have discretionary voting authority. Abstentions and broker non-votes will not be counted as having voted against the proposals to be considered at the meeting.

PRINCIPAL SHAREHOLDERS

     The following table lists, as of March 15, 2017, information with respect to the persons owning beneficially 5% or more of CEL-SCI's outstanding common stock and the number and percentage of outstanding shares owned by each director and officer of CEL-SCI and by the officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his or her shares of common stock.

                                           Number of              Percent
Name and Address                           Shares (1)             of Class
-----------------                          ----------             --------

Geert R. Kersten                           19,286,849 (2)           8.6%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Patricia B. Prichep                         3,883,382               1.8%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Eyal Talor, Ph.D.                           3,740,424               1.7%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Daniel H. Zimmerman, Ph.D.                    563,313                  *
8229 Boone Blvd., Suite 802
Vienna, VA  22182

John Cipriano                               1,772,718                  *
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Alexander G. Esterhazy                        417,483                  *
20 Chemin du Pre-Poiset
CH- 1253 Vandoeuvres
Geneve, Switzerland

Peter R. Young, Ph.D.                         439,277                  *
208 Hewitt Drive, Suite 103-143
Waco, TX 76712

Bruno Baillavoine                              83,334                  *
8229 Boone Blvd., Suite 802
Vienna, VA  22182

All Officers and Directors                 30,186,780              13.4%
as a Group (8 persons)

MMCAP International, Inc.                  33,306,916             13.79%
P.O. Box 259
George Town Financial Centre
Grand Cayman, Cayman Islands  KY1-1208

Sabby Healthcare Master Fund, Ltd.         51,074,489             20.06%
Sabby Volatility Warrant Master Fund, Ltd.
89 Nexus Way, Camana Bay
Grand Cayman, Cayman Islands KY1-9007.


* Less than 1% of outstanding shares.

(1) Includes shares issuable prior to June 30, 2017 upon the exercise of options or warrants held by the following persons:

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

                                                   Options or Warrants
                                                   Exercisable Prior to
            Name                                      June 30, 2017
            ------                                 --------------------

            Geert R. Kersten, Esq.                     7,306,780 (3)
            Patricia B. Prichep                          530,304
            Eyal Talor, Ph.D.                            462,093
            Daniel Zimmerman, Ph.D.                      374,201
            John Cipriano                                145,000
            Alexander G. Esterhazy                       394,167
            Peter R. Young, Ph.D.                        409,501 (4)
            Bruno Baillavoine                             83,334
            MMCAP International, Inc.                 25,516,674
            Sabby Healthcare Master
              Fund, Ltd./Sabby Volatility
              Warrant Master Fund, Ltd.               38,600,000

(2) Amount includes shares held in trust for the benefit of Mr. Kersten's children and securities held in a separate trust, for which Mr. Kersten is a beneficiary.

(3) Amount includes shares issuable upon the exercise of Series S warrants which were purchased in the open market, and shares issuable upon the exercise of Series N and Series Y warrants held in the trust.

(4) Amount includes shares issuable upon the exercise of Series S warrants which were purchased in the open market.

OFFICERS AND DIRECTORS

      Information concerning CEL-SCI's officers and directors follows:

Name                     Age   Position                         Committees
----                     ---   --------                         ----------

Geert R. Kersten, Esq.   57   Director, Chief Executive
                              Officer and Treasurer

Patricia B. Prichep      65   Senior Vice President of
                              Operations and Corporate
                              Secretary

Eyal Talor, Ph.D.        60   Chief Scientific Officer

Daniel H.
  Zimmerman, Ph.D.       75  Senior Vice President of
                             Research, Cellular Immunology

John Cipriano            74   Senior Vice President of
                              Regulatory  Affairs

Alexander G. Esterhazy   75   Director, Independent         Audit, Compensation,
                                                               and Nominating

Peter R. Young, Ph.D.(1) 71   Director, Independent         Audit, Compensation,
                                                               and Nominating

Bruno Baillavoine        64   Director, Independent         Audit, Compensation,
                                                               and Nominating

(1) Dr. Young is the chairman of the Audit, Compensation and Nominating committees.

     The directors of CEL-SCI serve in such capacity until the next annual meeting of CEL-SCI's shareholders and until their successors have been duly elected and qualified. The officers of CEL-SCI serve at the discretion of CEL-SCI's directors. CEL-SCI's officers devote substantially all of their time to CEL-SCI's business.

Geert Kersten has served in his current leadership role at CEL-SCI since 1995. Mr. Kersten has been with CEL-SCI since 1987, the early days of CEL-SCI's inception. He has been involved in the pioneering field of cancer immunotherapy for almost three decades and has successfully steered CEL-SCI through many challenging cycles in the biotechnology industry. Prior to CEL-SCI, Mr. Kersten worked at the law firm of Finley & Kumble and worked at Source Capital, an investment banking firm located in McLean, VA. He is a native of Germany, graduated from Millfield School in England, and completed his studies in the US. Mr. Kersten received his Undergraduate Degree in Accounting and an M.B.A. from George Washington University, and a law degree (J.D.) from American University in Washington, DC. Mr. Kersten's experience overseeing the financing and research and development of CEL-SCI for over 25 years qualifies him to continue to serve on CEL-SCI's board of directors. Mr. Kersten is also the inventor of a patent on the potential use of Multikine in managing cholesterol.

     Patricia B. Prichep joined CEL-SCI in 1992 and has been CEL-SCI's Senior Vice President of Operations since March 1994. Between December 1992 and March 1994, Ms. Prichep was CEL-SCI's Director of Operations. Ms. Prichep became CEL-SCI's Corporate Secretary in May 2000. She is responsible for all day-to-day operations of CEL-SCI, including human resources and is the liaison with CEL-SCI's independent registered public accounting firm for financial reporting. From June 1990 to December 1992, Ms. Prichep was the Manager of Quality and Productivity for the NASD's Management, Systems and Support Department. She was responsible for the internal auditing and work flow analysis of operations. Between 1982 and 1990, Ms. Prichep was Vice President and Operations Manager for Source Capital, Ltd. She handled all operations and compliance for Source Capital and was licensed as a securities broker. Ms. Prichep received her B.A. from the University of Bridgeport in Connecticut.

     Eyal Talor, Ph.D. joined CEL-SCI in October 1993. In October 2009, Dr. Talor was promoted to Chief Scientific Officer. Between this promotion and March of 1994 he was the Senior Vice President of Research and Manufacturing. He is a clinical immunologist with over 19 years of hands-on management of clinical research and drug development for immunotherapy application (pre-clinical to Phase III), in the biopharmaceutical industry. His expertise includes; biopharmaceutical R&D and Biologics product development, GMP (Good Manufacturing Practices) manufacture, Quality Control testing, and the design and building of GMP manufacturing and testing facilities. He served as Director of Clinical Laboratories (certified by the State of Maryland) and has experience in the design of clinical trials (Phase I - III) and GCP (Good Clinical Practices) requirements. He also has broad experience in the different aspects of biological assay development, analytical methods validation, raw material specifications, and QC (Quality Control) tests development under FDA/GMP, USP, and ICH guidelines. He has extensive experience in the preparation of documentation for IND and other regulatory submissions. His scientific area of expertise encompasses immune response assessment. He is the author of over 25 publications and has published a number of reviews on immune regulations in relation to clinical immunology. Before coming to CEL-SCI, he was Director of R&D and Clinical Development at CBL, Inc., Principal Scientist - Project Director, and Clinical Laboratory Director at SRA Technologies, Inc. Prior to that he was a full time faculty member at The Johns Hopkins University, Medical Intuitions; School of Public Health. He has invented technologies which are covered by two US patents; one on Multikine's composition of matter and method of use in cancer, and one on a platform Peptide technology (`Adapt') for the treatment of autoimmune diseases, asthma, allergy, and transplantation rejection. He also is responsible for numerous product and process inventions as well as a number of pending US and PCT (Patent Cooperation Treaty) patent applications. He received his Ph.D. in Microbiology and Immunology from the University of Ottawa, Ottawa, Ontario, Canada, and had post-doctoral training in clinical and cellular immunology at The Johns Hopkins University, Baltimore, Maryland, USA. He holds an Adjunct Associate teaching position at the Johns Hopkins University Medical Institutions.

     Daniel H. Zimmerman, Ph.D. was CEL-SCI's Senior Vice President of Cellular Immunology between 1996 and December 2008 and again since November 2009. He joined CEL-SCI in January 1996 as the Vice President of Research, Cellular Immunology. Dr. Zimmerman founded CELL-MED, Inc. and was its president from 1987-1995. From 1973-1987, Dr. Zimmerman served in various positions at Electronucleonics, Inc. His positions included: Scientist, Senior Scientist, Technical Director and Program Manager. Dr. Zimmerman held various teaching positions at Montgomery College between 1987 and 1995. Dr. Zimmerman has invented technologies which are covered by over a dozen US patents as well as many foreign equivalent patents. He is the author of over 40 scientific publications in the area of immunology and infectious diseases. He has been awarded numerous grants from the National Institutes of Health (NIH) and the Department of Defense. From 1969-1973, Dr. Zimmerman was a Senior Staff Fellow at the NIH. For the following 25 years, he continued on at NIH as a guest worker. Dr. Zimmerman received a Ph.D. in Biochemistry in 1969, and a Masters in Zoology in 1966 from the University of Florida as well as a B.S. in Biology from Emory and Henry College in 1963.

     John Cipriano was CEL-SCI's Senior Vice President of Regulatory Affairs between March 2004 and December 2008 and again since October 2009. Mr. Cipriano brings to CEL-SCI over 30 years of experience with both biotech and pharmaceutical companies. In addition, he held positions at the United States Food and Drug Administration (FDA) as Deputy Director, Division of Biologics Investigational New Drugs, Office of Biologics Research and Review and was the Deputy Director, IND Branch, Division of Biologics Evaluation, Office of Biologics. Mr. Cipriano completed his B.S. in Pharmacy from the Massachusetts College of Pharmacy in Boston, Massachusetts and his M.S. in Pharmaceutical Chemistry from Purdue University in West Lafayette, Indiana.

     Alexander G. Esterhazy has been a Director of CEL-SCI since December 1999 and has been an independent financial advisor since November 1997. Between July 1991 and October 1997, Mr. Esterhazy was a senior partner of Corpofina S.A. Geneva, a firm engaged in mergers, acquisitions and portfolio management. Between January 1988 and July 1991, Mr. Esterhazy was a managing director of DG Bank in Switzerland. During this period Mr. Esterhazy was in charge of the Geneva, Switzerland branch of the DG Bank, founded and served as Vice President of DG Finance (Paris) and was the President and Chief Executive Officer of DG-Bourse, a securities brokerage firm. Mr. Esterhazy brings extensive financial expertise that is valuable to CEL-SCI. His knowledge and experience with respect to finance matters gives him the necessary qualifications to continue to serve on CEL-SCI's board of directors, audit committee, nominating committee and compensation committee.

     Peter R. Young, Ph.D. has been a Director of CEL-SCI since August 2002. Dr. Young has been a senior executive within the pharmaceutical industry in the United States and Canada for most of his career, originally in organizations that are now part of Sanofi S.A. Over the last 20 years he has primarily held positions of Chief Executive Officer or Chief Financial Officer and has extensive experience with acquisitions and equity financing. Since November 2001, Dr. Young has been the President of Agnus Dei, LLC, which has acted as a partner in an organization managing immune system clinics which treated patients with diseases such as cancer, multiple sclerosis and hepatitis. Dr. Young was also the President and Chief Executive Officer of SRL Technology, Inc., a company involved in the development of pharmaceutical drug delivery systems.
Between 1998 and 2001, Dr. Young was the Chief Financial Officer of Adams Laboratories, Inc, the developer of Mucinex(R). Dr. Young received his Ph.D. in Organic Chemistry from the University of Bristol, England after obtaining his Bachelor's degree in Honors Chemistry, Mathematics and Economics. Subsequently, he qualified as a Fellow of the Chartered Institute of Management Accountants. CEL-SCI believes Dr. Young's extensive knowledge of the life sciences industry, coupled with his business acumen and financial expertise, gives him the qualifications and skills to serve as a director, the chair of the audit committee, the chair of the nominating committee and a member of CEL-SCI's compensation committee.

     Bruno  Baillavoine  has been a Director of CEL-SCI  since June 2015.  Since
2010, Mr. Baillavoine has been a partner of Globomass Holdings Limited, a London, England based developer of renewable energy projects from concept through final operations. Since 2012 Mr. Baillavoine has been the Executive Chairman of Globomass Holdings. Globomass Holdings has subsidiaries in Ireland, Bulgaria, Croatia, Serbia, and has recently acquired a 20% stake in a US based renewable energy company. Between 1978 and 1982 he was the marketing manager of Ravenhead Ltd., a manufacturer of glass tableware, and part of United Distillers Group (later acquired by Grand Metropolitan). During this time Mr. Baillavoine became the UK Business Manager where he restored market share and profit for United Distillers. From 1982 to 1986 Mr. Baillavoine was Group Corporate
Planning and Group Marketing Director for Prontaprint where he expanded the number of shops to 500 locations in four years. Mr. Baillavoine joined Grand Metropolitan Plc between 1986-1988 (now Diageo Plc), an FTSE 100 beverage, food, hotel and leisure company, as director in the Special Operations division. In this capacity, he developed plans for Grand Met's trouble-shooting division for over 20,000 Grand Met retail outlets. From 1988-1991 he was the Managing Director of Nutri Systems (UK) Ltd., a subsidiary of the US based provider of professionally supervised weight loss programs. Between 1991 and 1995, Mr. Baillavoine was Director of BET Group plc, a multinational business support services group, and in 1992, was promoted to the Managing Director for the manufacturing businesses. The 2.3 billion pound turnaround of BET during his tenure is one of the most successful turnarounds of a top 100 FTSE company. Since 1995, Mr. Baillavoine has held a number of CEO positions across a wide range of industries and geographical locations. Mr. Baillavoine has European and American educations (US high school and University of Wisconsin Eau Claire 1972-1976). CEL-SCI believes Mr. Ballavoine is qualified to act as a director due to his extensive business experience and success in the turnaround and growth of global businesses.

     CEL-SCI's nominating committee, consisting of Mr. Esterhazy, Mr. Baillavoine and Dr. Young, has nominated Geert R. Kersten, Alexander G.
Esterhazy,  Peter R.  Young  and Bruno  Baillavoine  to stand  for  election  as directors at the annual meeting. Unless the proxy contains contrary instructions, it is intended that the proxies will be voted for the election of the nominees to the board of directors. In case any nominee shall be unable or shall fail to act as a director by virtue of an unexpected occurrence, the proxies may be voted for such other person or persons as shall be determined by the persons acting under the proxies in their discretion. All nominees to the board of directors have consented to stand for election. CEL-SCI's Nominating Committee Charter can be reviewed at CEL-SCI's website: cel-sci.com/about cel-sci/corporate overview.

     CEL-SCI does not have any policy regarding the consideration of director candidates recommended by shareholders since a shareholder has never recommended a nominee to the Board of Directors and under Colorado law, any shareholder can nominate a person for election as a director at the annual shareholders' meeting. However, CEL-SCI's nominating committee will consider candidates recommended by shareholders. To submit a candidate for the Board of Directors the shareholder should send the name, address and telephone number of the candidate, together with any relevant background or biographical information, to Dr. Peter Young at the address shown on the cover page of this proxy statement. CEL-SCI's nominating committee has not established any specific qualifications or skills a nominee must meet to serve as a director. Although CEL-SCI does not have any process for identifying and evaluating director nominees, CEL-SCI does not believe there would be any differences in the manner in which CEL-SCI evaluates nominees submitted by shareholders as opposed to nominees submitted by any other person.

     CEL-SCI's Board of Directors does not have a "leadership structure", as such, since each director is entitled to introduce resolutions to be considered by the Board and each director is entitled to one vote on any resolution considered by the Board. CEL-SCI's Chief Executive Officer is not the Chairman of CEL-SCI's Board of Directors.

     CEL-SCI's Board of Directors has the ultimate responsibility to evaluate and respond to risks facing CEL-SCI. CEL-SCI's Board of Directors fulfills its obligations in this regard by meeting on a regular basis and communicating, when necessary, with CEL-SCI's officers.

     Alexander  G.  Esterhazy,   Peter  R.  Young  and  Bruno   Baillavoine  are
independent as that term is defined in section 803 of the listing standards of the NYSE MKT.

     CEL-SCI's Board of Directors met four times during the fiscal year ended September 30, 2016. All of the Directors attended these meetings, either in person or by telephone conference call. In addition, the Board of Directors had a number of informal telephonic meetings during the course of the year.

     CEL-SCI has adopted a Code of Ethics which is applicable to CEL-SCI'S principal executive, financial, and accounting officers and persons performing similar functions. The Code of Ethics is available on CEL-SCI's website, located at cel-sci.com/company_code_of_ethics.

     If a violation of this code of ethics act is discovered or suspected, the Senior Officer must (anonymously, if desired) send a detailed note, with relevant documents, to CEL-SCI's Audit Committee, c/o Dr. Peter Young, 208 Hewitt Drive, Suite 103-143, Waco, TX 76712.

     CEL-SCI does not have a policy with regard to Board member's attendance at annual meetings. All Board members, with the exception of Alexander Esterhazy, attended the last annual shareholder's meeting held on July 22, 2016.

     Holders of CEL-SCI's common stock can send written communications to CEL-SCI's entire Board of Directors, or to one or more Board members, by addressing the communication to "the Board of Directors" or to one or more directors, specifying the director or directors by name, and sending the communication to CEL-SCI's offices in Vienna, Virginia. Communications addressed to the Board of Directors as whole will be delivered to each Board member. Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.

     Security holder communications sent to specified Board members or not sent to the Board of Directors as a whole are not relayed to Board members.

Executive Compensation

Compensation Discussion and Analysis

     This Compensation Discussion and Analysis (CD&A) outlines CEL-SCI's compensation philosophy, objectives and process for its executive officers. This CD&A includes information on how compensation decisions are made, the overall objectives of CEL-SCI's compensation program, a description of the various components of compensation that are provided, and additional information pertinent to understanding CEL-SCI's executive officer compensation program.

     The Compensation Committee determines the compensation of CEL-SCI's Chief Executive Officer and delegates to the Chief Executive Officer the responsibility to determine the base salaries of all other officers, other than himself, under the constraints of an overall limitation on the total amount of compensation to be paid to them.

Compensation Philosophy

     CEL-SCI's compensation philosophy extends to all employees, including executive officers, and is designed to align employee and shareholder interests. The philosophy's objective is to pay fairly based upon the employee's position,

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

experience and individual performance. Employees may be rewarded through additional compensation when CEL-SCI meets or exceeds targeted business objectives. Generally, under CEL-SCI's compensation philosophy, as an employee's level of responsibility increases, a greater portion of his or her total potential compensation becomes contingent upon annual performance.

     A  substantial   portion  of  an  executive's   compensation   incorporates
performance criteria that support and reward achievement of CEL-SCI's long term business goals.

     The fundamental principles of CEL-SCI's compensation philosophy are described below:

     o Market-driven. Compensation programs are structured to be competitive both in their design and in the total compensation that they offer.

     o    Performance-based.   Certain  officers  have  some  portion  of  their
          incentive compensation linked to CEL-SCI's performance. The application of performance measures as well as the form of the reward may vary depending on the employee's position and responsibilities.

     Based on a review of its compensation programs, CEL-SCI does not believe that such programs encourage any of its employees to take risks that would be likely to have a material adverse effect on CEL-SCI. CEL-SCI reached this conclusion based on the following:

     o The salaries paid to employees are consistent with the employees' duties and responsibilities.

     o Employees who have high impact relative to the expectations of their job duties and functions are rewarded.

     o CEL-SCI retains employees who have skills critical to its long term success.

Review of Executive Officer Compensation

     CEL-SCI's current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation. For instance, if options that are granted in a previous year have an exercise price which is below the market price of CEL-SCI's common stock, the Committee does not take that circumstance into consideration in determining the amount of the options or restricted stock to be granted the next year. Similarly, if the options or restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the options or restricted stock to be awarded for the next year.

     CEL-SCI does not have a policy with regard to the adjustment or recovery of awards or payments if relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Components of Compensation - Executive Officers

     CEL-SCI's executive officers are compensated through the following three components:

     o    Base Salary

     o Long-Term Incentives ("LTIs") (stock options and/or grants of common stock)

     o    Benefits

     These components provide a balanced mix of base compensation and compensation that is contingent upon each executive officer's individual performance. A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits. CEL-SCI wants to ensure that the compensation programs are appropriately designed to encourage executive officer retention and motivation to create shareholder value. The Compensation Committee believes that CEL-SCI's stockholders are best served when CEL-SCI can attract and retain talented executives by providing compensation packages that are competitive but fair.

     In past years, base salaries, benefits and incentive compensation opportunities were generally targeted near the median of general survey market data derived from indices covering similar biotech/pharmaceutical companies. The companies included Advaxis, Inc., Amicus Therapeutics, Inc., Celsion Corp., CytRx Corporation, GERON Corp, Idera Pharmaceuticals, Inc., Northwest Biotherapeutics, Inc., Oragenics, Inc., StemCells, Inc., TG Therapeutics, Inc., Venaxis, Inc., Arrowhead Research Corp, CorMedix Inc., Fibrocell Science, Inc., Hemispherx Biopharma, Inc., Opexa Therapeutics, Inc., Mateon Therapeutics, Inc. (formerly OXiGENE, Inc.), Catalyst Bioscience, Inc., Tenax Therapeutics, Inc., Trovagene, Inc. and ZIOPHARM Oncology, Inc.

     During fiscal year 2014, CEL-SCI used a third party consultant to provide it with recommendations for strategic long term incentive compensation for certain key executives. The recommendation resulted in the formation of the 2014 Incentive Stock Bonus Plan that was voted on and passed by the shareholders at the annual meeting on July 22, 2014.

Base Salaries

     Base salaries generally have been targeted to be competitive when compared to the salary levels of persons holding similar positions in other pharmaceutical companies and other publicly traded companies of comparable size. Each executive officer's respective responsibilities, experience, expertise and individual performance are considered.

     A further consideration in establishing compensation for the senior employees is their long term history with CEL-SCI. Taken into consideration are factors that have helped CEL-SCI survive in times when it was financially weak, such as: willingness to accept salary cuts, willingness not to be paid at all for extended time periods, and in general an attitude that helped CEL-SCI survive during financially difficult times.

Long-Term Incentives

     Stock grants and option grants help to align the interests of CEL-SCI's employees with those of its shareholders. Options and stock grants are made under CEL-SCI's Stock Option, Incentive Stock Bonus, Stock Bonus and Stock Compensation Plans. Options are granted with exercise prices equal to the closing price of CEL-SCI's common stock on the day immediately preceding the date of grant, with pro rata vesting at the end of each of the following three years.

     CEL-SCI believes that grants of equity-based compensation:

     o Enhance the link between the creation of shareholder value and long-term executive incentive compensation;

     o    Provide focus, motivation and retention incentive; and

     o    Provide competitive levels of total compensation.

     CEL-SCI's management believes that the pricing for biotechnology stocks is highly inefficient until the time of product sales. As such, any long term compensation tied to progress as measured by share price is not as efficient as it should be. The plan approved by the shareholders in July 2014, which covers senior and mid-level employees, seeks to address this issue by rewarding employees for meeting major operational milestones and significantly improved share prices.

Benefits

     In addition to cash and equity compensation programs, executive officers participate in the health and welfare benefit programs available to other employees. In a few limited circumstances, CEL-SCI provides other benefits to certain executive officers, such as car allowances.

     All executive officers are eligible to participate in CEL-SCI's 401(k) plan on the same basis as its other employees. CEL-SCI matches with shares of common stock that have a value equal to 100% of each employee's contribution not to exceed the lesser of $1,000 or 6% of his or her salary.

Compensation Table

     The following table sets forth in summary form the compensation received by
(i) the Chief Executive and Financial Officer of CEL-SCI and (ii) by each other executive officer of CEL-SCI who received in excess of $100,000 during the three fiscal years ended September 30, 2016.

                                                               All
                                           Restricte          Other
                                            Stock    Option   Compen-
Name and              Fiscal Salary  Bonus  Awards   Awards   sation
Principal Position     Year   (1)     (2)     (3)      (4)      (5)       Total
------------------     ----  -----    ---   ------    -----   ---------   -----
                               $       $       $        $        $          $

Maximilian de Clara,   2016  345,618   --         --   46,352  40,000   431,970
Former President (6)   2015  332,750   --         --   69,190  40,000   441,940
                       2014  393,250   --         --  298,648  73,183   765,081


Geert R. Kersten,      2016  558,432   --     15,900       --  54,981   629,314
Chief Executive        2015  514,083   --     16,050       --  54,981   585,114
Officer and Treasurer  2014  584,621   --  3,236,526   82,917  57,581 3,961,645

Patricia B. Prichep,   2016  245,804   --     14,725       --   9,031   269,559
Senior Vice President  2015  235,702   --     14,128       --   6,906   256,736
of Operations and      2014  247,852   --  1,735,938    5,278   6,531 2,045,599
Secretary

Eyal Talor, Ph.D.,     2016  303,597   --      9,600       --   6,031   319,227
Chief Scientific
Officer                2015  290,983   --      9,600       --   6,031   306,613
                       2014  283,283   --  1,731,290   55,278   6,031 2,075,882

Daniel Zimmerman,
Ph.D.,                 2016  228,413   --     13,708   37,081   6,031   285,233
Senior Vice
President of           2015  219,026   --     13,148   52,003   6,031   290,209
Research, Cellular     2014  213,231   --     13,274  227,319   6,031   459,855
Immunology

John Cipriano,         2016  211,405   --         --       --      31   211,437
Senior Vice
President of           2015  202,718   --         --       --      31   202,749
Regulatory Affairs     2014  197,354   --    888,614   41,549      31 1,127,458


(1) The dollar value of base salary (cash and non-cash) earned. The officers of the Company received stock in lieu of salary increases in FY 2016 and 2015.

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

(2)  The dollar value of bonus (cash and non-cash) earned.

(3) The fair value of the shares of restricted stock issued during the periods covered by the table is shown as compensation for services to the persons listed in the table. For all persons listed in the table, the shares were issued as CEL-SCI's contribution on behalf of the named officer who participates in CEL-SCI's 401(k) retirement plan and, by far the largest part, restricted shares issued from the 2014 Incentive Stock Bonus Plan that was voted on and passed by the shareholders at the annual meeting on July 22, 2014. These shares are not vested and are held in escrow. The shares will only be earned upon the achievement of certain milestones leading to the commercialization of CEL-SCI's Multikine technology, or specified increases in the market price of CEL-SCI's stock. If the performance or market criteria are not met as specified in the Incentive Stock Bonus Plan, all or a portion of the awarded shares will be forfeited. The value of all stock awarded during the periods covered by the table is calculated according to ASC 718-10-30-3 which represented the grant date fair value.

(4) The fair value of all stock options granted during the periods covered by the table are calculated on the grant date in accordance with ASC 718-10-30-3 which represented the grant date fair value.

(5) All other compensation received that CEL-SCI could not properly report in any other column of the table including the dollar value of any insurance premiums paid by, or on behalf of, CEL-SCI with respect to term life insurance for the benefit of the named executive officer and car allowances paid by CEL-SCI. Includes board of directors fees for Mr. de Clara and Mr. Kersten.

(6) On August 31, 2016, Mr. de Clara resigned as President for personal health reasons.

Employee Pension, Profit Sharing or Other Retirement Plans

     CEL-SCI  has a  defined  contribution  retirement  plan,  qualifying  under
Section 401(k) of the Internal Revenue Code and covering substantially all CEL-SCI's employees. CEL-SCI's contribution to the plan is made in shares of CEL-SCI's common stock. Each participant's contribution is matched by CEL-SCI with shares of common stock which have a value equal to 100% of the participant's contribution, not to exceed the lesser of $1,000 or 6% of the participant's total compensation. CEL-SCI's contribution of common stock is valued each quarter based upon the closing price of its common stock. The fiscal 2016 expenses for this plan were $168,262. Other than the 401(k) Plan, CEL-SCI does not have a defined benefit, pension plan, profit sharing or other retirement plan.

Compensation of Directors During Year Ended September 30, 2016

                           Paid in       Stock        Option
Name                         Cash      Awards (1)    Awards (2)       Total
----                       --------   ----------     ----------       -----

Maximilian de Clara (3)   $ 40,000        -            46,352       $ 86,352
(3)
Geert Kersten             $ 40,000        -                 -       $ 40,000
Alexander Esterhazy       $ 45,000        -            46,352       $ 91,352
Peter R. Young            $ 50,000        -            46,352       $ 96,352
Bruno Baillavoine         $ 45,000        -            46,352       $ 91,352

(1)  The fair value of stock issued for services.

(2) The fair value of options granted computed in accordance with ASC 718-10-30-3 on the date of grant which represents their grant date fair value.

(3) On August 31, 2016, Mr. de Clara resigned as President for personal health reasons.

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

     Directors' fees paid to Maximilian de Clara and Geert Kersten are also included in the Executive Compensation table.

     On August 31, 2016 Maximilian de Clara resigned as an officer and director of the Company. In consideration for Mr. de Clara's past services to the Company, the Company entered into a Termination Agreement with Mr. de Clara which provided for the following:

     1. The Company issued 650,000 restricted shares of its common stock to Mr. de Clara. The first 325,000 shares were issued promptly after August 31, 2016. Of the first 325,000 shares, none of the shares may be sold prior to February 28, 2017. Starting on February 28, 2017, each month the Company will remove the restrictive legend on 65,000 shares. The second 325,000 shares will be issued on August 31, 2017, but may not be sold prior to February 28, 2018. Starting on February 28, 2018, each month the Company will remove the restrictive legend on 65,000 shares. The foregoing procedure will continue until the restricted legend has been removed on all 650,000 shares.

     2.   All options held by Mr. de Clara vested as of August 31, 2016.

Employment Contracts

Geert Kersten

     On August 31, 2016, CEL-SCI entered into a three-year employment agreement with Geert Kersten, CEL-SCI's Chief Executive Officer. The employment agreement with Mr. Kersten, which is essentially the same as Mr. Kersten's prior employment agreement, as amended on August 30, 2013, provided that, during the term of the agreement, CEL-SCI would pay Mr. Kersten an annual salary of $559,052, plus any increases in proportion to salary increases granted to other senior executive officers of CEL-SCI, as well any increases approved by the Board of Directors during the period of the employment agreement.

     During the employment term, Mr. Kersten will be entitled to receive any other benefits which are provided to CEL-SCI's executive officers or other full time employees in accordance with CEL-SCI's policies and practices and subject to Mr. Kersten's satisfaction of any applicable condition of eligibility.

     If Mr. Kersten resigns within ninety (90) days of the occurrence of any of the following events: (i) a reduction in Mr. Kersten's salary (ii) a relocation (or demand for relocation) of Mr. Kersten's place of employment to a location more than ten (10) miles from his current place of employment, (iii) a significant and material reduction in Mr. Kersten's authority, job duties or level of responsibility or the imposition of significant and material limitations on the Mr. Kersten's autonomy in his position, or (iv) a Change in Control, then the employment agreement will be terminated and Mr. Kersten will be entitled to receive a lump-sum payment from CEL-SCI equal to 24 months of salary ($1,118,104) and the unvested portion of any stock options would vest immediately ($590,329). For purposes of the employment agreement a change in the control of CEL-SCI means: (1) the merger of CEL-SCI with another entity if after such merger the shareholders of CEL-SCI do not own at least 50% of voting capital stock of the surviving corporation; (2) the sale of substantially all of the assets of CEL-SCI; (3) the acquisition by any person of more than 50% of CEL-SCI's common stock; or (4) a change in a majority of CEL-SCI's directors which has not been approved by the incumbent directors.

     The employment agreement will also terminate upon the death of Mr. Kersten, Mr. Kersten's physical or mental disability, willful misconduct, an act of fraud against CEL-SCI, or a breach of the employment agreement by Mr. Kersten.

     If the employment agreement is terminated for any of the foregoing, Mr. Kersten, or his legal representatives, as the case may be, will be paid the salary provided by the employment agreement through the date of termination, any options or bonus shares of CEL-SCI then held by Mr. Kersten will become fully vested and the expiration date of any options which would expire during the four year period following his termination of employment will be extended to the date which is four years after his termination of employment.

Patricia B. Prichep / Eyal Talor, Ph.D.

     On August 31, 2016, CEL-SCI entered into a three-year employment agreement with Patricia B. Prichep, CEL-SCI's Senior Vice President of Operations. The employment agreement with Ms. Prichep, which is essentially the same as Ms. Prichep's prior employment agreement entered into on August 30, 2013 provided that, during the term of the agreement, CEL-SCI would pay Ms. Prichep an annual salary of $245,804 plus any increases approved by the Board of Directors during the period of the employment agreement.

     On August 31, 2016, CEL-SCI entered into a three-year employment agreement with Eyal Talor, Ph.D., CEL-SCI's Chief Scientific Officer. The employment agreement with Dr. Talor, which is essentially the same as Dr. Talor's prior employment agreement entered into on August 30, 2013, provided that, during the term of the agreement, CEL-SCI would pay Dr. Talor an annual salary of $303,453 plus any increases approved by the Board of Directors during the period of the employment agreement.

     If Ms. Prichep or Dr. Talor resigns within ninety (90) days of the occurrence of any of the following events: (i) a relocation (or demand for relocation) of employee's place of employment to a location more than ten (10) miles from the employee's current place of employment, (ii) a significant and material reduction in the employee's authority, job duties or level of responsibility or (iii) the imposition of significant and material limitations on the employee's autonomy in her or his position, the employment agreement will be terminated and the employee will be paid the salary provided by the employment agreement through the date of termination and the unvested portion of any stock options held by the employee will vest immediately.

     In the event there is a change in the control of CEL-SCI, the employment agreements with Ms. Prichep and Dr. Talor allow Ms. Prichep and/or Dr. Talor (as the case may be) to resign from her or his position at CEL-SCI and receive a lump-sum payment from CEL-SCI equal to 18 months of salary ($368,706 and $455,180 respectively). In addition, the unvested portion of any stock options held by the employee will vest immediately ($108,010 and $108,010 respectively). For purposes of the employment agreements, a change in the control of CEL-SCI means: (1) the merger of CEL-SCI with another entity if after such merger the shareholders of CEL-SCI do not own at least 50% of voting capital stock of the surviving corporation; (2) the sale of substantially all of the assets of CEL-SCI; (3) the acquisition by any person of more than 50% of CEL-SCI's common stock; or (4) a change in a majority of CEL-SCI's directors which has not been approved by the incumbent directors.

     The employment agreements with Ms. Prichep and Dr. Talor will also terminate upon the death of the employee, the employee's physical or mental disability, willful misconduct, an act of fraud against CEL-SCI, or a breach of the employment agreement by the employee. If the employment agreement is terminated for any of these reasons the employee, or her or his legal representatives, as the case may be, will be paid the salary provided by the employment agreement through the date of termination.

Compensation Committee Interlocks and Insider Participation

     CEL-SCI has a compensation committee comprised of Mr. Alexander Esterhazy, Mr. Bruno Baillavoine and Dr. Peter Young, all of whom are independent directors.

     During the year ended September 30, 2016, no director of CEL-SCI was also an executive officer of another entity, which had an executive officer of CEL-SCI serving as a director of such entity or as a member of the compensation committee of such entity.

Loan from Officer and Director

     Between December 2008 and June 2009, CEL-SCI's former President, and a director, Maximilian de Clara, loaned CEL-SCI $1,104,057. Between July 2009 and July 2015, the loan from Mr. de Clara bore interest at 15% per year. At Mr. de Clara's option, the loan was convertible into shares of CEL-SCI's common stock, determined by dividing the amount to be converted by $4.00. In accordance with the loan agreement, CEL-SCI issued Mr. de Clara warrants to purchase 164,824 shares of CEL-SCI's common stock exercisable at a price of $4.00 per share. These warrants expired on December 24, 2014. In consideration for an extension of the due date, Mr. de Clara received warrants to purchase 184,930 shares of CEL-SCI's common stock exercisable at a price of $5.00 per share. These warrants expired on January 6, 2015. In consideration of Mr. de Clara's agreement to subordinate his note to the convertible preferred shares and convertible debt as part of a prior year settlement agreement, CEL-SCI extended the maturity date of the note to July 6, 2015. In August 2014, the loan and warrants, which subsequently expired, were transferred to the de Clara Trust, of which CEL-SCI's Chief Executive Officer, Geert Kersten, is currently a beneficiary. Mr. de Clara continued to receive the interest payments. In October 2014, 2,844,627 Series N warrants were transferred to the Trust.

     On June 29, 2015, CEL-SCI extended the maturity date of the note to July 6, 2017, lowered the interest rate to 9% per year and changed the conversion price to $0.59, the closing stock price on the previous trading day. The new terms were effective July 7, 2015. Concurrently, CEL-SCI extended the expiration date of the Series N warrants, which are exercisable at a price of $0.53 per share, to August 18, 2017.

     On October 11, 2015, at the request of Lake Whillans Vehicle I, LLC, the note was extended for one year to July 6, 2018.

     On January 12, 2016, CEL-SCI owed the de Clara Trust $1,105,989, which amount included accrued and unpaid interest. On January 13, 2016, the de Clara Trust demanded payment on the note payable. At the same time CEL-SCI sold 3,000,000 shares of its common stock and 3,000,000 Series X warrants to the de Clara Trust for approximately $1,100,000. Each warrant allows the de Clara Trust to purchase one share of CEL-SCI's common stock at a price of $0.37 per share at any time on or before January 13, 2021.

Stock Option, Bonus and Compensation Plans

     CEL-SCI has Incentive Stock Option, Non-Qualified Stock Option, Stock Bonus, and Stock Compensation Plans as well as an Incentive Stock Bonus Plan. All Stock Option, Bonus and Compensation Plans have been approved by the stockholders. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans".

     Incentive Stock Option Plans. The Incentive Stock Option Plans authorize the issuance of shares of CEL-SCI's common stock to persons who exercise options granted pursuant to the Plans. Only CEL-SCI's employees may be granted options pursuant to the Incentive Stock Option Plans.

     Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the common stock of CEL-SCI may not be exercisable by its terms after five years from the date of grant. Any other option granted pursuant to the Plans may not be exercisable by its terms after ten years from the date of grant.

     The purchase price per share of common stock purchasable under an option is determined by CEL-SCI's Compensation Committee but cannot be less than the fair market value of the common stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of CEL-SCI's outstanding shares).

     Non-Qualified Stock Option Plans. The Non-Qualified Stock Option Plans authorize the issuance of shares of CEL-SCI's common stock to persons that exercise options granted pursuant to the Plans. CEL-SCI's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with a capital-raising transaction or promoting CEL-SCI's common stock. The option exercise price is determined by CEL-SCI's Compensation Committee.

     Stock Bonus Plans. Under the Stock Bonus Plans, shares of CEL-SCI's common stock may be issued to CEL-SCI's employees, directors, officers, consultants and advisors, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with a capital-raising transaction.

     Stock Compensation Plan. Under the Stock Compensation Plan, shares of CEL-SCI's common stock may be issued to CEL-SCI's employees, directors, officers, consultants and advisors in payment of salaries, fees and other compensation owed to these persons. However, bona fide services must be rendered by consultants.

     Incentive Stock Bonus Plan. Under the 2014 Incentive Stock Bonus Plan, shares of CEL-SCI's common stock may be issued to executive officers and other employees who contribute significantly to the success of CEL-SCI, to participate in its future prosperity and growth and aligns their interests with those of CEL-SCI's shareholders. The purpose of the Plan is to provide long term incentive for outstanding service to CEL-SCI and its shareholders and to assist in recruiting and retaining people of outstanding ability and initiative in executive and management positions.

     Other Information Regarding the Plans. The Plans are administered by CEL-SCI's Compensation Committee ("the Committee"), each member of which is a director of CEL-SCI. The members of the Committee were selected by CEL-SCI's Board of Directors and serve for a one-year tenure and until their successors are elected. A member of the Committee may be removed at any time by action of the Board of Directors. Any vacancies which may occur on the Committee will be filled by the Board of Directors. The Committee is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Committee is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

     In the discretion of the Committee, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Committee may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plans, Incentive Stock Bonus Plan or Stock Compensation Plans and any options granted pursuant to the Incentive Stock Option Plans or the Non-Qualified Stock Option Plans will be forfeited if the "vesting" schedule established by the Committee administering the Plans at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of CEL-SCI or the period of time a non-employee must provide services to CEL-SCI. At the time an employee ceases working for CEL-SCI (or at the time a non-employee ceases to perform services for CEL-SCI), any shares or options not fully vested will be forfeited and cancelled. At the discretion of the Committee payment for the shares of common stock underlying options may be paid through the delivery of shares of CEL-SCI's common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted at the discretion of the Committee.

     Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plans, Incentive Stock Bonus Plan or Stock Compensation Plans will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Committee when the shares were issued.

     The Board of Directors of CEL-SCI may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted.

Stock Options

     The following tables show information concerning the options granted during the fiscal year ended September 30, 2016, to the persons named below:

                                 Options Granted
                                 ---------------

                                          Options     Exercise    Expiration
Name                        Grant Date    Granted      Price         Date
----                        ----------    -------     --------    ----------

Daniel Zimmerman            7/22/2016     100,000       $0.47     7/21/2026
Alexander Esterhazy         7/22/2016     125,000       $0.47     7/21/2026
Peter Young                 7/22/2016     125,000       $0.47     7/21/2026
Bruno Baillavoine           7/22/2016     125,000       $0.47     7/21/2026
Maximilian de Clara         7/22/2016     125,000       $0.47     7/21/2026


     The following tables show information concerning the options cancelled and exercised during the fiscal year ended September 30, 2016, to the persons named below:

                                Options Cancelled
                                -----------------
                                                           Weighted
                                     Weighted               Average
                                      Average              Remaining
                                     Exercise             Contractual
        Name         Total Options     Price             Term (Years)
        ----         -------------   --------            ------------

                                      None

                                Options Exercised
                                -----------------

                        Date of        Shares Acquired      Value
        Name           Exercise          On Exercise       Realized
        ----           --------         ------------       --------

                                      None

     The following lists the outstanding options held by the persons named below:

                    Shares underlying unexercised
                           Option which are:
                   ------------------------------    Exercise   Expiration
Name                Exercisable     Unexercisable      Price      Date
-------             -----------     -------------    --------   ----------

Maximilian de
Clara                 20,000                           6.30       09/13/17
                      20,000                           6.20       03/04/18
                     143,625                           2.50       04/23/19
                      50,000 (2)                       3.80       07/06/19
                      25,000                           3.80       07/20/19
                      25,000                           4.80       07/20/20
                      25,000                           6.90       04/14/21
                      47,200                           3.20       12/01/16
                      37,500                           3.90       05/17/22
                     100,000                           2.80       12/17/17
                      37,500                           2.10       06/30/23
                      75,000                           1.09       02/25/24
                     100,000                           1.10       08/05/24
                     150,000                           1.08       08/25/24
                     125,000                           0.66       06/21/25
                     125,000                           0.47       07/21/26
                  ----------
                  1,105,825


Geert R. Kersten     20,000                           6.30        09/13/17
                     20,000                           6.20        03/04/18
                    183,861 (1)                       2.50        04/23/19
                    133,334 (2)                       3.80        07/06/19
                     30,000                           3.80        07/20/19
                     30,000                           4.80        07/20/20
                     30,000                           6.90        04/14/21
                    125,440                           3.20        12/01/16
                     45,000                           3.90        05/17/22
                    189,000                           2.80        12/17/17
                    195,549                           2.80        12/17/22
                     45,000                           2.10        06/30/23
                     60,000                           1.09        02/25/24
                 ----------
                 1,107,184
                                    266,666 (2)      3.80         07/06/19
                                    304,451          2.80         12/17/22
                                     30,000          1.09         02/25/24
                                   --------
                                    601,117


Patricia B.
Prichep             10,000                            6.30       09/13/17
                    10,000                            6.20       03/04/18
                    71,710 (1)                        2.50       04/23/19
                   100,000 (2)                        3.80       07/06/19
                    15,000                            3.80       07/20/19
                    15,000                            4.80       07/20/20
                    15,000                            6.90       04/14/21
                    38,520                            3.20       12/01/16
                    30,000                            3.90       05/17/22
                    58,000                            2.80       12/17/17
                    81,187                            2.80       12/17/22
                    30,000                            2.10       06/30/23
                    40,000                            1.09       02/25/24

                  ----------
                  514,417
                                    200,000 (2)       3.80       07/06/19
                                     68,813           2.80       12/17/22
                                     20,000           1.09       02/25/24
                                  ---------
                                    288,813

Eyal Talor, Ph.D.  10,000                             6.30        09/13/17
                   10,000                             6.20        03/04/18
                   24,082 (1)                         2.50        04/23/19
                  100,000 (2)                         3.80        07/06/19
                   15,000                             3.80        07/20/19
                   15,000                             4.80        07/20/20
                   15,000                             6.90        04/14/21
                   27,773                             3.20        12/01/16
                   30,000                             3.90        05/17/22
                   37,417                             2.80        12/17/17
                   81,187                             2.80        12/17/22
                   30,000                             2.10        06/30/23
                   40,000                             1.09        02/25/24
                 --------
                 435,459
                                    200,000 (2)       3.80        07/06/19
                                     68,813           2.80        12/17/22
                                     20,000           1.09        02/25/24
                                   --------
                                    288,813

Daniel Zimmerman,
Ph.D.               7,500                            6.30        09/13/17
                    7,500                            6.20        03/04/18
                   15,000                            4.80        07/20/20
                   15,000                            6.90        04/14/21
                   25,200                            3.20        12/01/16
                   22,500                            3.90        05/17/22
                   39,200                            2.80        12/17/17
                   22,500                            2.10        06/30/23
                   30,000                            1.09        02/25/24
                  133,334                            1.10        08/05/24
                   33,334                            0.62        06/25/25
                ----------
                  351,068

                                     15,000          1.09        02/25/24
                                     66,666          1.10        08/05/24
                                     66,666          0.62        06/25/25
                                    100,000          0.47        07/21/26
                                   --------
                                    248,332

John Cipriano      7,500                             6.30        09/13/17
                   7,500                             6.20        03/04/18
                  15,000                             4.80        07/20/20
                  15,000                             6.90        04/14/21
                   1,600                             3.20        12/01/16
                  10,000                             2.50        09/30/19
                  22,500                             3.90        05/17/22
                  22,500                             2.10        06/30/23

                  30,000                            1.09        02/25/24
                --------
                 131,600
                                    15,000          1.09        02/25/24
                                 ---------
                                    15,000

(1) Options awarded to employees who did not collect a salary, or reduced or deferred their salary between September 15, 2008 and June 30, 2009. For example, Mr. Kersten and Ms. Prichep did not collect any salary between September 30, 2008 and June 30, 2009.

(2) Long-term performance options: The Board of Directors has identified the successful Phase III clinical trial for Multikine to be the most important corporate event to create shareholder value. Therefore, one third of the options can be exercised when the first 400 patients are enrolled in CEL-SCI's Phase III head and neck cancer clinical trial. One third of the options can be exercised when all of the patients have been enrolled in the Phase III clinical trial. One third of the options can be exercised when the Phase III trial is completed. The grant-date fair value of these options awarded to the senior management of CEL-SCI amounted to $3.3 million in total.

     Summary. The following shows certain information as of March 15, 2017 concerning the stock options and stock bonuses granted by CEL-SCI pursuant to the Plans. Each option represents the right to purchase one share of CEL-SCI's common stock.

                                             Shares
                                 Total      Reserved
                                 Shares        for                  Remaining
                                Reserved   Outstanding Shares     Options/Share
Name of Plan                  Under Plans    Options     Issued    Under Plans
------------                  -----------   ----------  -------   ------------

Incentive Stock Option         3,460,000   1,648,966        N/A     1,511,334
Plans
Non-Qualified Stock Option     9,680,000   6,531,752        N/A     2,420,630
   Plans
Bonus Plans                    5,594,000        N/A    4,003,926    1,589,247
Stock Compensation Plan        3,350,000        N/A    2,087,257    1,229,692
Incentive Stock Bonus Plan    16,000,000        N/A   15,600,000      400,000

     Of the shares issued pursuant to CEL-SCI's Stock Bonus Plans, 1,680,918 shares were issued as part of CEL-SCI's contribution to its 401(k) plan.

     The following table shows the weighted average exercise price of the outstanding options granted pursuant to CEL-SCI's Incentive and Non-Qualified Stock Option Plans as of September 30, 2016, CEL-SCI's most recent fiscal year end. CEL-SCI's Incentive and Non-Qualified Stock Option Plans have been approved by CEL-SCI's shareholders.

                        Number of       Weighted
                      Securities to     Average
                     be Issued Upon     Exercise         Number of Options
                       Exercise of      Price of        Remaining Available
                       Outstanding    Outstanding       For Future Issuance
Plan category           Options         Options           Under Plans
------------         -------------    -----------      -----------------

Incentive Stock        1,648,966        $ 2.97           1,511,334
   Option Plans
Non-Qualified Stock    6,940,321        $ 2.23           2,059,261
   Option Plans

Compensation Committee

     During the year ending September 30, 2016, CEL-SCI had a Compensation Committee which was comprised of Alexander Esterhazy, Peter Young and Bruno
Baillavoine. During the year ended September 30, 2016, the Compensation Committee formerly met on two occasions to amend the vesting of awarded shares issued from the 2014 Incentive Stock Bonus Plan and to approve the termination agreement with Mr. de Clara.

     The following is the report of the Compensation Committee:

     The key components of CEL-SCI's executive compensation program include annual base salaries and long-term incentive compensation consisting of stock options. It is CEL-SCI's policy to target compensation (i.e., base salary, stock option grants and other benefits) at approximately the median of comparable companies in the biotechnology field. Accordingly, data on compensation
practices  followed  by  other  companies  in  the  biotechnology   industry  is
considered.

     CEL-SCI's long-term incentive program formerly consisted of periodic grants of stock options with an exercise price equal to the fair market value of CEL-SCI's common stock at the close of the previous trading day. To encourage retention, the ability to exercise options granted under the program was subject to vesting restrictions. Decisions made regarding the timing and size of option grants took into account the performance of both CEL-SCI and the employee, "competitive market" practices, and the size of the option grants made in prior years. The weighting of these factors varied and was subjective.

     Since share price and performance targets during the lengthy drug development process are not always logically aligned, a major change in the long term incentive plan for senior and middle management was introduced in 2014. This substituted restricted shares issued from the 2014 Incentive Stock Bonus Plan that was voted on and passed by the shareholders at the annual meeting on July 22, 2014 for options. These shares were not vested at issuance and are held in escrow. The shares will only be earned upon the achievement of certain milestones leading to the commercialization of CEL-SCI's Multikine technology or upon specified increases in the market price of CEL-SCI's stock. The first milestone for the restricted stock was reached in January 2015; however, CEL-SCI's Compensation Committee amended the term of the restricted stock so that is the shares are not vested and still held in escrow. If the performance or market criteria are not met as specified in the Incentive Stock Bonus Plan ten years after the grant date, then the portion of the awarded shares that have not been earned will be forfeited.

     On August 31, 2016 Maximilian de Clara resigned as an officer and director of CEL-SCI. In consideration for Mr. de Clara's past services to the Company, the Company entered into a Termination Agreement with Mr. de Clara. The Termination Agreement was approved by CEL-SCI's Compensation Committee.

     On August 31, 2016, CEL-SCI entered into a three-year employment agreement with Geert Kersten, CEL-SCI's Chief Executive Officer. The employment agreement with Mr. Kersten, which is essentially the same as Mr. Kersten's prior employment agreement, as amended on August 30, 2013, provided that, during the term of the agreement, CEL-SCI would pay Mr. Kersten an annual salary of $559,052, plus any increases in proportion to salary increases granted to other senior executive officers of CEL-SCI, as well any increases approved by the Board of Directors during the period of the employment agreement.

     On August 31, 2016, CEL-SCI entered into a three-year employment agreement with Patricia B. Prichep, CEL-SCI's Senior Vice President of Operations. The employment agreement with Ms. Prichep, which is essentially the same as Ms. Prichep's prior employment agreement entered into on August 30, 2013 provided that, during the term of the agreement, CEL-SCI would pay Ms. Prichep an annual salary of $245,804 plus any increases approved by the Board of Directors during the period of the employment agreement.

     On August 31, 2016, CEL-SCI entered into a three-year employment agreement with Eyal Talor, Ph.D., CEL-SCI's Chief Scientific Officer. The employment agreement with Dr. Talor, which is essentially the same as Dr. Talor's prior employment agreement entered into on August 30, 2013, provided that, during the term of the agreement, CEL-SCI would pay Dr. Talor an annual salary of $303,453 plus any increases approved by the Board of Directors during the period of the employment agreement.

     During the year ending September 30, 2016, the compensation paid to CEL-SCI's other executive officers was based on a variety of factors, including the performance in the executive's area of responsibility, the executive's individual performance, the executive's experience in his or her role, the executive's length of service with CEL-SCI, the achievement of specific goals established for CEL-SCI and its business, and, in certain instances, to the achievement of individual goals.

     Financial or stockholder value performance comparisons were not used to determine the compensation of CEL-SCI's other executive officers since CEL-SCI's financial performance and stockholder value are influenced to a substantial degree by external factors and as a result comparing the compensation payable to the other executive officers to CEL-SCI's financial or stock price performance can be misleading.

     During the year ended September 30, 2016, CEL-SCI granted options for the purchase of 225,000 shares of CEL-SCI's common stock to CEL-SCI's executive officers. In granting the options to CEL-SCI's executive officers, the Board of Directors considered the same factors which were used to determine the cash compensation paid to such officers.

     Except as otherwise disclosed in this proxy statement, during the year ended September 30, 2016, CEL-SCI did not issue any shares of its common stock to CEL-SCI's officers or directors in return for services provided to CEL-SCI.

      The foregoing report has been approved by the members of the Compensation
Committee:

                               Alexander Esterhazy
                                   Peter Young
                                Bruno Baillavoine

     CEL-SCI's Compensation Committee Charter can be reviewed at CEL-SCI's website: cel-sci.com/about cel-sci/corporate overview.

Audit Committee

     During the year ended September 30, 2016, CEL-SCI had an Audit Committee comprised of Alexander Esterhazy, Peter Young and Bruno Baillavoine. All members of the Audit Committee were independent as defined by Section 803 of the NYSE MKT Listing Standards. Dr. Young serves as the audit committee's financial expert. The purpose of the Audit Committee is to review and approve the selection of CEL-SCI's independent registered public accounting firm and review CEL-SCI's financial statements with CEL-SCI's independent registered public accounting firm.

     During the fiscal year ended September 30, 2016, the Audit Committee met four times. All members of the Audit Committee attended these meetings.

     The following is the report of the Audit Committee:

     (1) The Audit Committee reviewed and discussed CEL-SCI's audited financial statements for the year ended September 30, 2016 with CEL-SCI's management.

     (2) The Audit Committee discussed with CEL-SCI's independent registered public accounting firm the matters required to be discussed by PCAOB (Public Company Accounting Oversight Board) Standard No. 16 "Communication with Audit Committees".

     (3) The Audit Committee has received the written disclosures and the letter from CEL-SCI's independent registered public accounting firm required by PCAOB independence standards, and had discussed with CEL-SCI's independent registered public accounting firm the independent registered public accounting firm's independence; and

     (4) Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CEL-SCI's Annual Report on Form 10-K for the year ended September 30, 2016 for filing with the Securities and Exchange Commission.

     (5) During the year ended September 30, 2016, CEL-SCI paid BDO USA, LLP, CEL-SCI's independent registered public accounting firm, fees for professional services rendered for the audit of CEL-SCI's annual financial statements and the reviews of the financial statements included in CEL-SCI's 10-Q reports for the fiscal year and all regulatory filings. The Audit Committee is of the opinion that these fees are consistent with BDO USA, LLP maintaining its independence from CEL-SCI.

     The  foregoing  report  has  been  approved  by the  members  of the  Audit
Committee:

                             Alexander G. Esterhazy
                                   Peter Young
                                Bruno Baillavoine

     CEL-SCI's Board of Directors has adopted a written charter for the Audit Committee. CEL-SCI's Audit Committee Charter can be reviewed at CEL-SCI's website: cel-sci.com/about cel-sci/corporate overview.

                     PROPOSAL TO APPROVE THE ADOPTION OF THE
                      2017 NON-QUALIFIED STOCK OPTION PLAN

     Shareholders are being requested to approve the adoption of CEL-SCI's 2017 Non-Qualified Stock Option Plan. CEL-SCI's employees, directors, officers, consultants, and advisors are eligible to be granted options pursuant to the 2017 Non-Qualified Plan as may be determined by CEL-SCI's Board of Directors or the Compensation Committee, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

     The 2017 Non-Qualified Plan authorizes the issuance of up to 20,000,000 shares of CEL-SCI's common stock to persons that exercise options granted pursuant to the Plan. As of March 15, 2017, CEL-SCI had not granted any options to purchase shares of common stock under the 2017 Non-Qualified Plan.

     The 2017 Non-Qualified Plan will function and be administered in the same manner as CEL-SCI's other Non-Qualified Plans except that the exercise price of any options granted pursuant to 2017 Plan may not be changed, except in the case of stock splits, reorganizations or recapitalizations and there are no provisions requiring CEL-SCI to pay cash for an option under any circumstances. The Board of Directors recommends that the shareholders of CEL-SCI approve the adoption of the 2017 Non-Qualified Plan.

                     PROPOSAL TO APPROVE THE ADOPTION OF THE
                              2017 STOCK BONUS PLAN

     Shareholders are being requested to approve the adoption of CEL-SCI's 2017 Stock Bonus Plan. The purpose of the 2017 Stock Bonus Plan is to furnish additional compensation and incentives to CEL-SCI's employees, directors, officers, consultants and advisors and to allow CEL-SCI to continue to make contributions to its 401(k) plan with shares of its common stock instead of cash.

     Since 1993 CEL-SCI has maintained a defined contribution retirement plan (also known as a 401(k) Plan) covering substantially all CEL-SCI's employees. Since 1998 CEL-SCI's contribution to the plan has been made in shares of CEL-SCI's common stock as opposed to cash. CEL-SCI's contribution of common stock is made quarterly and is valued based upon the price of CEL-SCI's common stock on the NYSE MKT. The Board of Directors is of the opinion that contributions to the 401(k) plan with shares of CEL-SCI's common stock serves to further align the interest of CEL-SCI's employees with CEL-SCI's shareholders.

     The 2017 Stock Bonus Plan, if adopted, will authorize the issuance of up to 4,000,000 shares of CEL-SCI's common stock to persons granted stock bonuses pursuant to the plan. As of March 15, 2017, CEL-SCI had not granted any stock bonuses pursuant to the 2017 Stock Bonus Plan.

     The 2017 Stock Bonus Plan will function and be administered in the same manner as CEL-SCI's existing Stock Bonus Plans. The Board of Directors recommends that the shareholders of CEL-SCI approve the adoption of the 2017 Stock Bonus Plans.


          PROPOSAL TO GIVE THE BOARD OF DIRECTORS THE AUTHORIZATION TO
        REVERSE SPLIT CEL-SCI'S COMMON STOCK AT ANY TIME BEFORE THE 2018
          ANNUAL MEETING IF THE BOARD OF DIRECTORS BELIEVES THIS TO BE
                 IN THE BEST INTEREST OF CEL-SCI'S SHAREHOLDERS

     Stockholders are being requested to give the Company's Board of Directors the authorization to reverse split the outstanding shares of the Company's common stock by a ratio that will be determined by the Company's Board of Directors, provided that, in any case, the reverse split ratio will not be greater than 1 for 25. The Company's Board of Directors reserves the right, even after stockholder approval, to forego the reverse stock split if it determines such action is not in the Company's best interests or the best interests of the Company's shareholders. In fact, in prior years the Board of Directors had received shareholder permission to proceed with a reverse split, but elected not to move forward with it. If the Board of Directors does not proceed with the reverse split, shareholder approval for authorization to reverse split the Company's common stock will expire at the 2018 Annual Meeting Shareholders. If the reverse split is abandoned, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

     If the Board of Directors were to decide to move forward with a reverse stock split following shareholder approval of such an action, the goal would be to have a resulting share price for the Company's common stock between $2.00 and $4.00. The Company's Board of Directors has not made any determination as to whether it will actually proceed with a reverse split of the Company's common stock; it is only seeking shareholders' approval for such a step at this time. The Company's Board of Directors believes that, since it is not possible to predict future market conditions, it would be in the best interests of the shareholders to adopt a proposal that allows the Board of Directors to determine whether or not to proceed with a reverse stock split and if so, to determine the ratio of the stock split.

     In considering whether a reverse stock split may be desirable the Board of Directors will take into consideration four factors:

     1) On December 9, 2016, the Company received a written notice from the NYSE MKT, the exchange upon which the Company's stock is traded, that the Company is not in compliance with the NYSE MKT continued listing requirements. Although the Company currently has until June 11, 2018 to regain compliance, based upon discussions with the NYSE MKT, the Board of Directors believes that a higher share price may be important to improving the Company's chances to meet the NYSE MKT continued listing requirements.

     2) Most brokerage firms, a majority of investment funds, and almost all mutual funds are prohibited from purchasing or recommending to clients lower-priced securities such as the Company's common stock. If they are permitted to purchase lower-priced securities, most of those firms or funds require a higher level of paperwork and internal review making the purchase less attractive. Therefore, the Company believes that the fact that the Company's common stock is a lower-priced security eliminates many potential investors from purchasing our common stock based on the stock price alone, severely limiting the potential for share price improvement upon the achievement of major events. Therefore, a reverse split could enhance the appeal of the Company's common stock to the financial community resulting in a broader market for the common stock than that which currently exists.

     3)   Recognized   analysts   generally  will  not  recommend   lower-priced
          securities.

     4) The Company's low share price may create the impression that the Company is not credible.

     The proposed reverse stock split would combine a whole number of outstanding shares of the Company's common stock into one share of common stock, thus reducing the number of outstanding shares. As a result, the number of shares of the Company's common stock owned by each stockholder would be reduced in the same proportion as the reduction in the total number of shares outstanding, so that the percentage of the outstanding shares owned by each stockholder would remain unchanged. This is important. Each shareholder's ownership interest would remain unchanged. That means that if you owned 0.1% of the Company before a reverse split, you will still own 0.1% of the Company after the reverse split. As of March 15, 2017, the Company had 215,999,614 outstanding shares of common stock

     While the Company expects that the reverse stock split will increase the market price of its common stock, the Company cannot guarantee that the reverse stock split will increase the market price of its common stock by a multiple equal to the reverse split ratio, or result in any permanent increase in the market price, which can be dependent upon many factors, including the Company's business and financial performance and prospects. Should the market price decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. In some cases the stock price of companies that have adopted reverse stock splits has subsequently declined to pre-reverse split levels. Accordingly, the Company cannot assure its shareholders that the market price of its common stock immediately after the effective date of the reverse stock split will be maintained for any period of time, or that the reverse stock split will not have an adverse effect on the Company's stock price. A reverse stock split is sometimes viewed negatively by the market and, consequently, can lead to a decrease in the Company's overall market capitalization. If the per share price does not increase proportionately as a result of the reverse stock split, the Company's overall market capitalization will be reduced. The determination of the Board of Directors to proceed or not to proceed will include weighing the need and the positive factors for a reverse split versus those potential negative factors.

     The Company's Articles of Incorporation provide that the Company is presently authorized to issue 600,000,000 shares of common stock. The reverse split, if adopted, would not change the number of shares of common stock which the Company is authorized to issue. However, a reverse split would reduce the number of the Company's outstanding shares, which would enable the Company to issue more shares than it would be able to issue if the reverse split was not adopted. The following table illustrates the effects of the reverse split at certain exchange ratios within the 1 for 10 or 1 for 25 range, without giving effect to any adjustments for fractional shares of common stock, on our outstanding shares of common stock and authorized shares of capital stock as of March __, 2017:

                                                                   After Reverse Stock Split
                                Before Reverse       -------------------------------------------------
                                 Stock Split           1-for-10          1-for-20           1-for-25
                                -------------          -------           --------           --------

Common Stock Authorized          600,000,000        600,000,000        600,000,000        600,000,000

Preferred Stock Authorized         2,000,000          2,000,000          2,000,000          2,000,000

Common Stock Outstanding         215,999,614         21,599,961         10,799,981          8,639,985

Common Stock Underlying          204,036,481         20,403,648         10,201,824          8,161,459
  Options and Warrants

Common Stock Available
  for grant under Company
  Stock and Option Plans           7,082,575            708,258            354,129            283,303

Total Common Stock               172,881,330        557,288,133        578,644,066        582,915,253
  Authorized but Unreserved


     As of March 15, 2017, the Company did not have any definitive agreements, arrangements, plans, intentions or commitments, written or oral, with any person to sell or issue any additional shares of its common stock, whether for cash or otherwise, except for the Company's obligation to issue common stock upon the exercise of outstanding options and warrants or the conversion of notes.

     According to the records of the Company's transfer agent, a reverse stock split in the maximum range (1 for 25) would eliminate 558 shareholders of record.

     The Company would still have approximately 260 shareholders of record after a 1 for 25 reverse stock split and would continue to be registered under Section 12 of the Securities Exchange Act of 1934. The Company has approximately 29,000 shareholders whose shares are held in the name of brokers, financial institutions or clearing agencies (i.e. "street name").

     Any fractional shares resulting from the reverse stock split will be rounded to the nearest whole share.

     The Company's Board of Directors recommends that stockholders vote FOR this proposal.

                     ADVISORY VOTE ON EXECUTIVE COMPENSATION

     CEL-SCI is offering its shareholders an opportunity to cast a non-binding advisory vote to approve the compensation of CEL-SCI's executive officers, as disclosed in this proxy statement, (commonly referred to as a "say-on-pay"
vote). Although the vote is non-binding, CEL-SCI values continuing and constructive feedback from its shareholders on compensation and other important matters. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions.

     Accordingly, CEL-SCI asks its shareholders to vote for the following resolution at the annual meeting:

      "RESOLVED, that CEL-SCI's shareholders approve, on a non-binding advisory basis, the compensation of CEL-SCI's executive officers, as disclosed in CEL-SCI's proxy statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and narrative disclosure in CEL-SCI's proxy statement."

     To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, CEL-SCI's Board of Directors and its Compensation Committee will consider shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

     The  Board of  Directors  recommends  that the  shareholders  approve  on a
nonbinding   advisory  basis  the   aforementioned   resolution   approving  the
compensation of CEL-SCI's executive officers set forth in this proxy statement.

               ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE
                            ON EXECUTIVE COMPENSATION

     CEL-SCI is offering its shareholders an opportunity to cast an advisory vote on whether a non-binding advisory vote to approve the compensation of CEL-SCI's executive officers should occur every one, two or three years. Although the vote is non-binding, CEL-SCI values continuing and constructive feedback from its shareholders on executive compensation and other important matters. The Board of Directors and the Compensation Committee will take into consideration the voting results when determining how often a non-binding advisory vote to approve the compensation of the Company's named executive officers should occur.

     The Board of Directors recommends that the shareholders of CEL-SCI cast a vote of "3 Years" on the frequency of holding an advisory vote on executive compensation.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has selected BDO USA, LLP, an independent registered public accounting firm, to audit the books and records of CEL-SCI for the fiscal year ending September 30, 2017. A representative of BDO USA, LLP is expected to be present at the shareholders' meeting.

     BDO USA, LLP served as CEL-SCI's auditors for the years ended September 30, 2016 and 2015. The following table shows the aggregate fees billed to CEL-SCI during these years by BDO USA, LLP:

                                  Year Ended September 30,
                                  2016               2015
                                  ----               ----

Audit Fees                     $ 311,000         $ 362,000
Audit-Related Fees                    --                --
Tax Fees                              --                --
All Other Fees                        --                --

     Audit fees represent amounts billed for professional services rendered for the audit of CEL-SCI's annual financial statements and the reviews of the financial statements included in CEL-SCI's 10-Q reports for the fiscal year and all regulatory filings including filings under the Securities Act of 1933. Before BDO USA, LLP was engaged by CEL-SCI to render audit or non-audit services, the engagement was approved by CEL-SCI's audit committee.

     The Board of Directors recommends that the shareholders of CEL-SCI approve its selection of BDO USA, LLP as CEL-SCI's independent public accounting firm to audit the books and records of CEL-SCI for the year ending September 30, 2017.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

CEL-SCI's Annual Report on Form 10-K and 10-K/A for the year ending September 30, 2016 is available at www.irdirect.net/cvm/sec_filings.

                              SHAREHOLDER PROPOSALS

     Any shareholder proposal which may properly be included in the proxy solicitation material for the annual meeting of shareholders following CEL-SCI's fiscal year ending September 30, 2017 must be received by the Secretary of CEL-SCI no later than January 2, 2018.

                                     GENERAL

     The cost of preparing, printing and mailing the enclosed proxy, accompanying notice and proxy statement, and all other costs in connection with solicitation of proxies will be paid by CEL-SCI including any additional solicitation made by letter or telephone. Failure of a quorum to be present at the meeting will necessitate adjournment and will subject CEL-SCI to additional expense.

     CEL-SCI's Board of Directors does not intend to present and does not have reason to believe that others will present any other items of business at the annual meeting. However, if other matters are properly presented to the meeting for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxies.

          Please complete, sign and return the attached proxy promptly.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                            CEL-SCI CORPORATION PROXY
             This Proxy is solicited by CEL-SCI's Board of Directors

The undersigned stockholder of CEL-SCI acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 30, 2017, 10:30 a.m. local time, at 4820-C Seton Drive, Baltimore, MD 21215, and hereby appoints Geert R. Kersten with the power of substitution, as Attorney and Proxy to vote all the shares of the undersigned at said annual meeting of stockholders and at all adjournments thereof, hereby ratifying and confirming all that said Attorney and Proxy may do or cause to be done by virtue hereof. The above named Attorney and Proxy is instructed to vote all of the undersigned's shares as follows:



The Board of Directors recommends a vote FOR all the nominees listed below:

(1) To elect the persons who shall constitute CEL-SCI's Board of Directors for the ensuing year.

     [ ] FOR all nominees listed below (except as marked to the contrary below)

     [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

 Nominees:     Geert R. Kersten   Alexander G. Esterhazy   Peter R. Young
               Bruno Baillavoine

 The Board of Directors recommends you vote FOR the following proposals;

                    [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

(2) To approve the adoption of CEL-SCI's 2017 Non-Qualified Stock Option Plan which provides that up to 20,000,000 shares of common stock may be issued upon the exercise of options granted pursuant to the Non-Qualified Stock Option Plan.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

(3) To approve the adoption of CEL-SCI's 2017 Stock Bonus Plan which provides that up to 4,000,000 shares of common stock may be issued pursuant to the Stock Bonus Plan.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

(4) Subject to the determination of CEL-SCI's directors that a reverse split would be in the best interest of CEL-SCI's shareholders, to approve a reverse split of CEL-SCI's common stock, provided that, in any case, the reverse split ratio will not be greater than 1 for 25. A condition of the reverse stock split is that the ratio of the reverse split will be determined by CEL-SCI's Board of Directors. The Board of Directors may elect not to proceed with a stock split without further action by the shareholders.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

(5) To approve, on a non-binding advisory basis, the compensation of CEL-SCI's executive officers.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

(6) To approve, on a non-binding advisory basis, the frequency of the advisory vote regarding the compensation of CEL-SCI's executive officers.

       [ ] ONE YEAR   [ ] TWO YEARS   [ ] THREE YEARS   [ ] ABSTAIN

(7) To ratify the appointment of BDO USA, LLP as CEL-SCI's independent registered public accounting firm for the fiscal year ending September 30, 2017.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

     To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DISCRETION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND ITEMS 2 THROUGH 7.

     Directions     to    the    Annual     Meeting     can    be    found    at
www.cel-sci.com/annual_meeting.html.

                                    Dated this ____ day of _______________ 2017.


                                              --------------------------------
                                                      (Signature)


                                              --------------------------------
                                                      (Signature)

Please sign your name exactly as it appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing.

Please Sign, Date and Return this Proxy so that your shares may be voted at the meeting.

                Send the proxy by regular mail, email, or fax to:

                               CEL-SCI Corporation
                              Attn: Gavin de Windt
                             8229 Boone Blvd., #802
                                Vienna, VA 22182
                               Phone: 703-506-9460
                                Fax: 703-506-9471
                           Email: gdewindt@cel-sci.com

           IMPORTANT ANNUAL STOCKHOLDERS'
           MEETING   INFORMATION  --  YOUR  VOTE
           COUNTS!

Stockholder Meeting Notice

     Important Notice Regarding the Availability of Proxy Materials for the

     CEL-SCI Corporation Stockholder Meeting to be Held on May 30, 2017.

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement, annual report and letter to shareholders are available at:

                           www.envisionreports.com/CVM

                Easy Online Access -- A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 1: Go to www.envisionreports.com/CVM to view the materials.
                Step 2: Click on Cast Your Vote or Request
                Materials.
                Step 3: Follow the instructions on the screen to log in.
                Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

     Obtaining a Copy of the Proxy Materials - If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 16, 2017 to facilitate timely delivery.

Stockholder Meeting Notice

CEL-SCI Corporation's Annual Meeting of Stockholders will be held at 4820-C Seton Drive, Baltimore, MD 21215, on May 30, 2017, at 10:30 a.m. local time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends that you vote FOR the following:

     (1) To elect the persons who shall constitute CEL-SCI's Board of Directors for the ensuing year.

The Board of Directors recommends you vote FOR the following proposals:

     (2) To approve the adoption of CEL-SCI's 2017 Non-Qualified Stock Option Plan which provides that up to 20,000,000 shares of common stock may be issued upon the exercise of options granted pursuant to the Plan.

     (3) To approve the adoption of CEL-SCI's 2017 Stock Bonus Plan which provides that up to 4,000,000 shares of common stock may be issued to persons granted stock bonuses pursuant to the Plan.

     (4) Subject to the determination of CEL-SCI's directors that a reverse split would be in the best interest of CEL-SCI's shareholders, to approve a reverse split of CEL-SCI's common stock. A condition of the reverse stock split is that the ratio of the reverse split will be determined by CEL-SCI's Board of Directors, provided that, in any case, the reverse split ratio will not be greater than 1 for 25. The Board of Directors may elect not to proceed with a stock split without further action by the shareholders.

     (5) To approve, on a non-binding advisory basis, the compensation of CEL-SCI's executive officers.

     (6) To approve, on a non-binding advisory basis, the frequency of the advisory vote regarding the compensation of CEL-SCI's executive officers.

     (7) To ratify the appointment of BDO USA, LLP as CEL-SCI's independent registered public accounting firm for the fiscal year ending September 30, 2017.

     To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

PLEASE NOTE - YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions   to  attend   the   meeting   can  be  found  on  our   website   at
http://www.cel-sci.com/annual_meeting.html.


     Here's how to order a copy of the proxy materials and select a future delivery preference:

     Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

     If you request an email copy of current materials you will receive an email with a link to the materials.

     PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.


             _ Internet - Go to www.envisionreports.com/CVM. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

             _ Telephone - Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

             _ Email - Send email to investorvote@computershare.com with "Proxy Materials CEL-SCI Corporation" in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.